Filed Pursuant to Rule 433

Issuer Free Writing Prospectus, Dated May 11, 2022

Relating to Preliminary Prospectus Dated May 11, 2022

Registration Statement No. 333-261255

May 11, 2022

PROFRAC HOLDING CORP

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the Preliminary Prospectus (as defined below) of ProFrac Holding Corp. The information in this free writing prospectus supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus or prepared based on assumptions that are inconsistent with the information below.

Revised Offering Information

The information relating to the purchasers in the offering in the preliminary prospectus of ProFrac Holding Corp. (the “Company”) dated May 11, 2022 (the “Preliminary Prospectus”) is revised as follows:

THRC Holdings, LP and the Farris and Jo Ann Wilks 2022 Family Trust have indicated that they may collectively purchase in this offering an aggregate of up to $117.0 million, or 5,200,000 shares (based on the midpoint of the price range set forth on the cover page of the Preliminary Prospectus), of our Class A common stock at the price to the public. The underwriters will not receive any underwriting discounts or commissions on any shares sold to such potential purchasers. The number of shares available for sale to the general public will be reduced to the extent such potential purchasers purchase such shares.

Assuming THRC Holdings, LP and the Farris and Jo Ann Wilks 2022 Family Trust purchase an aggregate of up to $117.0 million, or 5,200,000 shares (based on the midpoint of the price range set forth on the cover page of the Preliminary Prospectus), of our Class A common stock in this offering, the Wilks will own approximately 88.5% of our voting stock (or approximately 87.0% if the underwriters’ option to purchase additional shares is exercised in full).

The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request it by calling toll-free J.P. Morgan Securities LLC at (866) 803-9204.